UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

––––––––––––

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 8, 2004

Glowpoint, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-25940	77-0312442

(State or other	(Commission File Number)	(I.R.S. Employer
Jurisdiction of Incorporation)		Identification No.)

225 Long Avenue Hillside, NJ 07205

(Address of Principal Executive Officers) (Zip Code)

(973) 282-2000

(Registrant's telephone number, including area code)

(Former name or former address, if changed since past report)

Item 8.01. Other Events.

On October 8, 2004, Gores Technology Group, LLC (“Gores”) announced that it signed a definitive agreement to acquire V-SPAN, Inc., a video collaboration solutions company, in a merger transaction with Wire One Technology, Inc. (“Wire One”), a videoconferencing equipment integration and service company. Gores announced that the transaction is expected to close in late October upon receipt of regulatory and other approvals.

On September 23, 2003, Glowpoint, Inc. (the “Company”) completed the sale of substantially all of the assets of its Video Solutions segment to an affiliate of Gores (that then changed its name to Wire One) pursuant to the terms of the asset purchase agreement dated as of June 10, 2003 (the “Agreement”). Pursuant to the Agreement, Gores agreed that, for a period of three years commencing on the closing date, it would not, directly or indirectly, acquire or own any equity interest in the restricted competitors listed on a schedule to the Agreement in a transaction that would result in Gores directly or indirectly marketing or selling services that are competitive with the Company’s Network Business. The Company's Network Business consists of the Glowpoint service as well as bridging, gateway and network design operations. V-SPAN is one of the restricted competitors listed on such schedule and the Company believes that all of the services offered by V-SPAN are competitive with the Company’s Network Business. The Agreement further provides, however, that Gores may acquire any of the restricted competitors upon payment by Gores to the Company a one-time fee of $5 million.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOWPOINT, INC.

Dated: October 12, 2004	/s/ David C. Trachtenberg David C. Trachtenberg Chief Executive Officer & President